Exhibit 10.41
[..**..] = Certain Confidential Information Contained
in this Document, Marked by Brackets, Has Been
Omitted and Filed Separately with the Securities
and Exchange Commission Pursuant to rule 24b-2
of the Securities Exchange Act of 1934, as Amended.
ExhibitA-2
LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT
(For HDAC Inhibitor Compounds)
     This License, Development and Commercialization Agreement (this “Agreement”) is made this                      day of                     , 200___ by and between Myogen, Inc. (“Myogen”), a Delaware corporation with principal offices at 7575 West 103rd Avenue, Westminster, Colorado 80021, and Novartis Institutes for BioMedical Research, Inc. (“NIBRI”), a Delaware corporation with principal offices at 400 Technology Square, Cambridge, Massachusetts 02139.
     Capitalized terms used but not defined in this Agreement have the meanings provided in the Collaboration Agreement.
Introduction
     WHEREAS, pursuant to the Collaboration Agreement, Myogen and NIBRI are, or have been, engaged in discovering and developing compounds having a specific therapeutic effect on the Myogen Targets (as defined in the Collaboration Agreement);
     WHEREAS, NIBRI has exercised its Option under the Collaboration Agreement to license exclusively one or more of the Development Candidates (as defined herein) for development and commercialization in the Licensed Field (as defined herein) and in the Territory;
     NOW THEREFORE, in consideration of the foregoing premises, the parties agree as follows:
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ARTICLE I
Definitions
     1.1. “Active Compound” shall have the meaning set forth in the Collaboration Agreement.
     1.2. “Affiliate” shall have the meaning set forth in the Collaboration Agreement.
     1.3. “Cardiac Field” shall mean the research, treatment, prognosis, diagnosis, prophylaxis, and monitoring of heart muscle disease.
     1.4. “Collaboration Agreement” shall mean that certain Collaboration and Option Agreement dated as of October 8, 2003, as amended and restated on July 7, 2006 by and between Myogen and NIBRI, and as amended or restated by Myogen and NIBRI from time-to-time thereafter.
     1.5. “Collaboration Compound” shall have the meaning set forth in the Collaboration Agreement.
     1.6. “Collaboration HDAC Inhibitor Compound” shall mean any HDAC Inhibitor Compound other than a NIBRI HDAC Inhibitor Compound, including, without limitation, all derivatives and analogs of Collaboration HDAC Inhibitor Compounds and all derivatives and analogs of NIBRI HDAC Inhibitor Compounds that do not fall within the definition of NIBRI HDAC Inhibitor Compounds set forth below. In no event, however, shall any In-Licensed NIBRI HDAC Inhibitor Compound (as defined in Section 1.55(d) below) be a Collaboration HDAC Inhibitor Compound.
     1.7. [Reserved]
     1.8. “Commencement Date” shall mean, with respect to the application of this Agreement to a Development Candidate, the date on which NIBRI exercised its Option under Section 4.4 of the Collaboration Agreement with respect to that Development Candidate.
     1.9. “Compound” shall have the meaning set forth in the Collaboration Agreement.
     1.10. “Controlled” shall have the meaning set forth in the Collaboration Agreement.
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       1.11. “Co-Promotion Expenses” shall mean, with respect to each Drug Product, out-of-pocket costs and other costs (in the case of personnel costs for personnel directly involved in the marketing or promotional activities, excluding sales personnel and field service supervisors) which are incurred by a party or any of its Affiliates solely in connection with marketing or promotional activities in the Cardiac Field, including, without limitation, costs in the following categories (in each case to the extent incurred in connection with activities in the Cardiac Field):
     (a) costs incurred in promoting and marketing such Drug Product, including without limitation, advertising (including agency fees), market research, patient-oriented promotions, meetings, pre-launch activities and expenses relating to launch of the Drug Product, and managed markets/health authority liaisons (but excluding detailing expenses);
     (b) amounts repaid or credited for bad debts;
     (c) costs associated with post-marketing drug safety surveillance;
     (d) medical affairs costs, and costs associated with medical/scientific liaisons (including regional scientific directors), medical education and publications, professional symposia, advisory boards, speaker and activity programs;
     (e) costs of Phase IV Clinical Trials in the Territory and pharmacoeconomic studies;
     (f) the cost of samples;
     (g) costs of materials and programs for the training of sales force and marketing management;
     (h) costs of promotional materials, telemarketing, e-marketing, field and headquarters’ grants, exhibits, direct mail and sample alternative programs;
     (i) all costs associated with the maintenance of Regulatory Approvals;
     (j) costs associated with any sales force training agreed to by NIBRI; provided, however, that each party will train its own sales force (and that of its Affiliates) at its own expense;
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     (k) amounts paid to a Third Party in order to obtain freedom to operate with respect to such Drug Product in the Territory; and
     (l) amounts paid, whether in damages or by a settlement approved by NIBRI, to a Third Party in the Territory as a result of any allegation of infringement by any party of a Third Party patent by the manufacture, development or commercialization of such Drug Product.
     The foregoing shall not include any costs which: (i) are incurred prior to the Commencement Date; (ii) are incurred in connection with the manufacture of any Drug Product; or (iii) have been included in Development Costs or Regulatory Expenses.
     1.12. “Co-Promotion Notice” shall have the meaning set forth in Section 3.5(a) hereof.
     1.13. “Co-Promotion Response” shall have the meaning set forth in Section 3.5(a) hereof.
     1.14. “Co-Promotion Share” shall have the meaning set forth in Section 3.5(a) hereof.
     1.15. “Development Candidate” shall mean the HDAC Inhibitor Compound, together with the Myogen Target on which it has therapeutic action, as to which NIBRI exercised its Option under the Collaboration Agreement and has entered into this Agreement and any derivatives thereof whether or not they were developed before or after the execution of this License Agreement.
     1.16. “Development Costs” shall mean, with respect to a Development Candidate and Drug Products derived therefrom, expenses and other costs, including Regulatory Expenses (except for the maintenance of Regulatory Approvals), incurred by or on behalf of a party in connection with the worldwide development of such Development Candidate and Drug Products derived therefrom in accordance with the Development Program in the Cardiac Field, including without limitation the costs of clinical trials, the preparation, collation and/or validation of data from such clinical trials and the preparation of medical writing as will make the results of such clinical trials an element of one or more Registration Filings in the Cardiac Field; provided, that Development Costs shall include: (a) the cost of any preclinical or clinical studies conducted by
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NIBRI or its Affiliates in connection with a Development Program outside the Cardiac Field (and not reimbursed or paid by a Third Party), to the extent the results of such studies are required to be performed under applicable regulatory guidelines specific to the indication being studied in the Cardiac Field and incorporated as part of any Registration Filings submitted to support a Regulatory Approval for an indication in the Cardiac Field; and (b) the cost of Phase IIIB clinical trials and Phase IV clinical trials only if and to the extent they are intended to support indications in the Cardiac Field beyond the respective initial indications (as agreed upon by the parties) for the Drug Products, to support expanded labeling for the Drug Products, or to satisfy requirements imposed by governmental regulatory authorities in connection with Regulatory Approvals for the Products in the Cardiac Field. Development Costs consist of:
     (a) all out-of-pocket costs incurred by the parties or their Affiliates, including payments made to Third Parties with respect to any of the foregoing;
     (b) the fully allocated costs of internal scientific or technical personnel engaged in such efforts, which costs shall be determined based on the FTE annual rate or such other basis as may otherwise be agreed by the parties;
     (c) the costs of clinical supplies for such efforts as agreed in the applicable approved Development Program in the Cardiac Field, including: (i) the fully allocated cost or out-of-pocket costs, as applicable, incurred in purchasing and/or packaging comparator drugs; and (ii) disposal of clinical samples;
     (d) the costs and expenses incurred in connection with technical development and with other manufacturing development activities;
     (e) all amounts paid by NIBRI or its Affiliates to a Third Party to license, purchase or otherwise acquire HDAC Inhibitor Compounds; and
     (f) any other costs or expenses explicitly included in the Development Program in the Cardiac Field.
       1.17. “Development Program” shall mean activities associated with development of Active Compounds as Development Candidates for sale as Drug Products in the Cardiac Field and in the Territory, including but not limited to: (a) formulation of Active Compounds as
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Development Candidates for use in preparation for preclinical studies; (b) preclinical animal studies performed in accordance with GLP (or the applicable equivalent) in preparation for the filing of an IND (or the applicable equivalent); (c) formulation and manufacture of Active Compounds as Development Candidates for preclinical and clinical studies; (d) planning, implementation, evaluation and administration of human clinical trials; (e) manufacturing process development and scale-up for the manufacture of bulk Active Compound and Drug Product; (f) preparation and submission of applications for regulatory approval; and (g) post-market surveillance of approved drug indications, as required or agreed as part of a marketing approval by any governmental regulatory authority.
     1.18. “Drug Product” shall mean a product prepared from bulk Active Compound with respect to a Development Candidate, in finished dosage form ready for administration to the ultimate consumer as a pharmaceutical.
     1.19. “European Co-Promotion Share” shall be equal to: (a) [..**..] of the Co-Promotion Share for the first year following the commercial launch of the Drug Product in any of the European Countries; (b) [..**..] of the Co-Promotion Share for the second year following the commercial launch of the Drug Product in any of the European Countries; and (c) [..**..] of the Co-Promotion Share for the third and each successive year following the commercial launch of the Drug Product in any of the European Countries.
     1.20. “European Countries” shall mean the United Kingdom, Germany, France, Italy and Spain.
     1.21. “Expiration Date” shall have the meaning set forth in Section 8.1 hereof.
     1.22. “First Amendment Date” shall mean May 23, 2005.
     1.23. “First Commercial Sale” shall mean the first shipment of a Drug Product to a Third Party by NIBRI or an Affiliate or sublicensee of NIBRI in a country in the Territory following applicable Regulatory Approval of the Drug Product in such country.
     1.24. “GCP” shall mean the current Good Clinical Practice standards for clinical trials for pharmaceuticals, as set forth in the Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical
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practice as are required by the regulatory authorities of the organizations and governmental agencies in countries in which Drug Products are intended to be sold.
     1.25. “GLP” shall mean the current Good Laboratory Practices regulations promulgated by the FDA, published at 21 CFR Part 58, as such regulations may be from time to time amended, and such equivalent regulations or standards of countries outside the United States as may be applicable to activities conducted hereunder.
     1.26. “GMP” shall mean the current Good Manufacturing Practice regulations promulgated by the FDA, published at 21 CFR Part 210 et seq., as such regulations may be amended, and such equivalent foreign regulations or standards as may be applicable with respect to bulk Active Compound or a Drug Product manufactured or sold outside the United States.
     1.27. “Gross Contribution” means, with respect to Drug Products co-promoted by the parties in accordance with Section 3.5 hereof, [..**..] in the United States and/or the European Countries (as applicable), less the following:
     (a) [..**..]; and
     (b) [..**..].
     1.28. “HDAC” shall mean any histone deacetylase protein.
     1.29. “HDAC Inhibitor Compound” shall mean any Active Compound that has a specific, desired therapeutic action through its ability to bind directly to an HDAC and inhibit HDAC activity.
     1.30. “IC50” shall mean the concentration of a compound that reduces activity of an enzyme by 50% in a standard, validated assay.
     1.31. “Improvement” means any enhancement in the formulation, ingredients, preparation, presentation, means of delivery, dosage, packaging of, manufacture, or any new or expanded therapeutic indication(s) for, an Active Compound, a Drug Product, or any other metabolite or isomer thereof.
     1.32. “Improvement Patent” means any Patent containing claims that cover an Improvement.
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     1.33. “IND” shall mean an application to the Food and Drug Administration, the filing of which is necessary to commence clinical testing of Compounds in humans, or the equivalent application to the equivalent agency in any other country or group of countries.
     1.34. “In Vivo Validation” means, with respect to an Active Compound, the achievement of physiologically significant activity in an appropriate in vivo model or models, where the level of physiological significance and the in vivo model(s) to be used will be specified by the JSC with respect to High Priority Targets and Low Priority Targets and by Myogen with respect to Extra-Collaboration Targets.
     1.35. “Joint Know-How” shall mean Know-How that is owned or Controlled jointly by NIBRI or a NIBRI Affiliate, on the one hand, and Myogen or a Myogen Affiliate, on the other hand.
     1.36. “Joint Patent” shall mean a Patent which, absent rights thereunder, would be infringed by the research, development, manufacture, use, importation, sale, or distribution of the Development Candidate or a Drug Product relating thereto, and is owned or Controlled jointly by NIBRI or a NIBRI Affiliate, on the one hand, and Myogen or a Myogen Affiliate, on the other hand.
     1.37. “Joint Technology” shall mean Joint Patents and Joint Know-How.
     1.38. “Know-How” means all Technology other than inventions that are the subject of Patents, including, but not limited to, information, technical information, techniques, data, inventions, discoveries, trade secrets, processes, practices, methods, materials, compositions, formulas, improvements, knowledge, know-how, skill, experience, or test data, whether or not patented or confidential, which is Controlled by a party relating to the Myogen Technology or the development, manufacture, use, sale, offer for sale, or import of any Active Compound, Development Candidate, or Drug Product, or any Improvement thereto, including (but not limited to), pharmacological, toxicological, pre-clinical and clinical test data, analytical and quality control data, packaging, marketing, pricing, distribution, sales and manufacturing data or descriptions, compositions-of-matter, assays and biological materials related thereto and the content of this Agreement.
     1.39. “Know-How Period” shall have the meaning set forth in Section 8.1.
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     1.40. “Licensed Field” shall mean all human and veterinary health care applications including, but not limited to, research, prognosis and diagnosis (subject to Section 2.5), therapeutics, prophylaxis, and monitoring with respect to any indication, together with all agricultural purposes.
     1.41. “Licensed Patents” shall mean any Myogen Patents that become the subject of NIBRI’s rights under Article II of this Agreement upon exercise of its license and development option in accordance with the provisions of Section 4.4 of the Collaboration Agreement.
     1.42. “Listed Country” shall mean a country listed on Schedule 1.42 hereof, as Schedule 1.42 may be amended from time to time on mutual written agreement of the parties.
     1.43. “Live Claim” shall mean a claim of any issued, unexpired Licensed Patent that shall not have been withdrawn, canceled or disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision.
     1.44. “Myogen Compound” shall have the meaning set forth in the Collaboration Agreement.
     1.45. “Myogen Know-How” shall have the meaning set forth in the Collaboration Agreement, as the same shall exist on the Commencement Date and at any time during the term of this Agreement.
     1.46. “Myogen Patents” shall have the meaning set forth in the Collaboration Agreement, as in effect on the Commencement Date and at any time during the term of this Agreement. A list of Myogen Patents is appended hereto as Schedule 1.46 and will be updated periodically to reflect additions thereto during the course of this Agreement.
     1.47. “Myogen Target” shall have the meaning set forth in the Collaboration Agreement.
     1.48. “Myogen Technology” shall mean all Myogen Patents and Myogen Know-How.
     1.49. “NDA” means a New Drug Application submitted to the Food and Drug Administration seeking approval to market and sell a Drug Product in the Licensed Field in the United States of America, or a corresponding application filed with any other regulatory agency
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seeking approval to market and sell a Drug Product in the Licensed Field in a country in the Territory.
     1.50. “Net Sales” shall mean, with respect to a Drug Product, the gross amount invoiced by NIBRI and any NIBRI Affiliate, sublicensee or marketing partner to Third Party customers for the Drug Product, less:
     (a) Normal and customary trade and quantity discounts and non-affiliated brokers’ or agents’ commissions actually allowed and taken and not already reflected in the amount invoiced;
     (b) Amounts repaid or credited by reason of defects, rejections, returns, recalls, allowances, or retroactive price reductions;
     (c) Third Party cash rebates and chargebacks related to sales of finished Drug Products, to the extent allowed;
     (d) Retroactive price reductions that are actually allowed or granted;
     (e) Tariffs, duties, excise, sales, value-added, and other consumption taxes and customs duties to the extent included in the invoice price and paid by or on behalf of NIBRI;
     (f) Cash discounts for timely payment;
     (g) Delayed ship order credits;
     (h) Discounts pursuant to indigent patient programs and patient discount programs of any nature;
     (i) A fixed charge of [..**..] to cover warehousing and distribution expenses; and
     (j) Any other specifically identifiable costs or charges included in the gross invoiced sales price of such Drug Product falling within categories substantially equivalent to those listed above;
provided that:
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     (i) In the case of any sale or other disposal of a Drug Product between or among NIBRI and its Affiliates, sublicensees or marketing partners, for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm’s length sale to a Third Party;
     (ii) In the case of any sale or other disposal, such as barter or counter-trade, of any Drug Product, or part thereof, otherwise than in an arm’s length transaction exclusively for money, Net Sales shall be calculated as above on the value of the consideration received or, if higher, on the fair market price of the Drug Product in the relevant country of sale or disposal; and
     (iii) In the event that a Drug Product is sold as part of a combination product, Net Sales of the Drug Product, for the purpose of determining royalty payments, shall be determined by multiplying Net Sales (as defined above) of the combination product by the fraction A/(A+B), where A is the weighted (by sales volume) average sales price of the Drug Product when sold separately in finished form and B is the weighted average sale price of the other product(s) sold separately in finished form. In the event that such average sales price cannot be determined for both the Drug Product and the other product(s) in combination, Net Sales for purposes of determining payments hereunder shall be mutually agreed by the parties based on the relative value contributed by each component, and such agreement shall not be unreasonably withheld.
     1.51. “NIBRI Compound” shall have the meaning set forth in the Collaboration Agreement.
     1.52. “NIBRI Know-How” shall have the meaning set forth in the Collaboration Agreement, as the same shall exist on the Commencement Date and at any time during the term of this Agreement with respect to the Development Candidate, any Drug Product incorporating the same, and their respective use and manufacture.
     1.53. “NIBRI Patents” shall have the meaning set forth in the Collaboration Agreement, as in effect on the Commencement Date and at any time during the term of this Agreement.
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     1.54. “NIBRI Technology” shall mean all NIBRI Patents and NIBRI Know-How.
     1.55. “NIBRI HDAC Inhibitor Compound” shall mean any of the following:
     (a) Except as otherwise provided in Section 3.6 of this Agreement, a HDAC Inhibitor Compound first synthesized by NIBRI or its Affiliates outside of the collaboration contemplated by the Collaboration Agreement and for which NIBRI or its Affiliates have received or have applied for or could reasonably expect to apply for and receive U.S. composition of matter patent coverage and that: (a) is shown to have an IC50 of less than or equal to 1 μM (micromolar) in any standard NIBRI in vitro assay for the inhibition of HDAC activity; and (b) has been designated a “Lead Series” candidate for follow-up under the designation “Research Phase D3” in accordance with the standard drug development terminology used by NIBRI; and
     (b) Except as otherwise provided in Section 3.6 of this Agreement, a HDAC Inhibitor Compound licensed to, purchased or otherwise acquired by NIBRI or its Affiliates from a Third Party for which (i) NIBRI or its Affiliates do not have any material future license, royalty or similar payment obligations (as determined in good faith by the JSC), and (ii) the Third Party licensor or assignor or NIBRI or its Affiliates have received or have applied for or could reasonably expect to apply for and receive U.S. composition of matter patent coverage and that (a) is shown to have an IC50 of less than or equal to 1 μM (micromolar) in any standard NIBRI in vitro assay for the inhibition of HDAC activity; and (b) has been designated a “Lead Series” candidate for follow-up under the designation “Research Phase D3” in accordance with the standard drug development terminology used by NIBRI; and
     (c) Except as otherwise provided in Section 3.6 of this Agreement, all derivatives and analogs of the compounds described in subsections (a) and (b) above that are shown to have an IC50 of less than or equal to 100 nM (nanomolar) as determined by at least one standard in vitro assay for the inhibition of HDAC activity; and
     (d) A HDAC Inhibitor Compound licensed to, purchased or otherwise acquired by NIBRI or its Affiliates from a Third Party for which NIBRI or its Affiliates have any material future license, royalty or similar payment obligation (as determined in
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good faith by the JSC) and all derivatives and analogs of the compounds described in this subsection (d) for which NIBRI or its Affiliates have any material future license, royalty or similar payment obligation (as determined in good faith by the JSC) (collectively, “In-Licensed NIBRI HDAC Inhibitor Compounds”).
     1.56. “Patent Period” shall have the meaning set forth in Section 8.1.
     1.57. “Patents” shall mean all existing patents and patent applications and all patent applications hereafter filed, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.
     1.58. “Person” shall mean any individual, corporation, partnership, association, limited liability company, trust, unincorporated organization or government or political subdivision thereof.
     1.59. “Phase I Clinical Trial” shall mean a clinical study, conducted in accordance with a protocol approved by NIBRI of a Drug Product in human volunteers with the endpoint of determining initial tolerance, safety and/or pharmacokinetic information in single dose, single ascending dose, multiple dose and/or multiple ascending dose regimens.
     1.60. “Phase II Clinical Trial” shall mean a clinical study, conducted in accordance with a protocol approved by NIBRI, of a Drug Product in patients to determine initial efficacy and dose range finding.
     1.61. “Phase III Clinical Trial” shall mean a clinical study in patients, conducted in accordance with a protocol approved by NIBRI, which protocol is designed to ascertain efficacy and safety of a Drug Product for the purpose of preparing and submitting a filing for Regulatory Approval in a particular country in the Territory.
     1.62. “Phase IV Clinical Trial” shall mean a clinical study initiated in a country after receipt of Regulatory Approval for a Drug Product in such country.
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     1.63. “Registration Filing” shall mean, with respect to each Development Candidate or related Drug Product, the submission to the relevant governmental regulatory authority of an appropriate application seeking any Regulatory Approval, and shall include, without limitation, any marketing authorization application, supplementary application or variation thereof, or any equivalent applications.
     1.64. “Regulatory Approval” shall mean, with respect to a country in the Territory, all authorizations by the appropriate governmental entity or entities necessary for commercial sale of a Drug Product in that country including, without limitation and where applicable, approval of labeling, price, reimbursement and manufacturing.
     1.65. “Regulatory Expenses” shall mean, with respect to a Development Candidate or related Drug Product, all out-of-pocket costs and fully allocated costs incurred by or on behalf of a party in connection with the preparation and filing of Registration Filings and the maintenance of Regulatory Approvals.
     1.66. “Technology” shall mean all data, technical information, know-how, experience, inventions (whether or not patented), trade secrets, processes and methods discovered, developed or applied (with the consent of its owner) and Controlled by either party or its Affiliates, in connection with performance by either party under the Research Program, or in connection with the conduct of a Development Program, that relate to the research, development, utilization, manufacture or use of Targets or Compounds.
     1.67. “Territory” shall mean [..**..].
     1.68. “Third Party” shall mean any Person that is not a party or an Affiliate of any party to this Agreement.
ARTICLE II
Rights and Licenses
     2.1. NIBRI Rights. Subject to the other provisions of this Agreement, Myogen grants to NIBRI and its Affiliates a license, exclusive even as to Myogen, with the right to sublicense, under the Myogen Patents and the Myogen Know-How and in the Licensed Field, to research
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and have researched, develop and have developed, make and have made, and use and have used the Development Candidate and to research and have researched, develop and have developed, make and have made, manufacture and have manufactured, use and have used, market and have marketed, distribute and have distributed, sell and have sold, export and import for sale, and have exported or imported for sale, Drug Products in each country in the Territory. NIBRI understands that the licenses granted under this Agreement to certain Myogen Technology that has been licensed by Myogen pursuant to agreements with the University of Texas Southwestern Medical Center, the University of North Texas Health Sciences Center and the University Licensing and Equity Holdings, Inc. are subject to the retained rights of such licensors to use such Myogen Technology for research, teaching and other educationally-related, non-commercial purposes. Myogen retains all rights to Myogen Technology except to the extent explicitly granted to NIBRI hereunder.
     2.2. Scope of Exclusivity; Diligence; Development Responsibility.
     (a) As long as NIBRI is using commercially reasonable efforts to diligently develop and/or commercialize the Development Candidate in the Cardiac Field:
     (i) The licenses granted to NIBRI in Section 2.1 shall be effective also with respect to any other Active Compound, and any derivative thereof, which falls under the same Live Claim as an Active Compound constituting the Development Candidate provided that all of the terms and conditions of this Agreement (including royalty and milestone payments) shall apply to all such other Active Compounds; and
     (ii) Myogen shall not develop, make, have made, use, market and sell, itself or through a Third Party licensee, for use within the Licensed Field, any other Active Compound, and any derivative thereof, which falls under the same Live Claim as an Active Compound constituting the Development Candidate.
     (b) NIBRI shall be deemed to be using commercially reasonable efforts with respect to the provisions of Section 2.1 and Section 3.4 if NIBRI or any of its Affiliates is actively undertaking diligent, commercially reasonable efforts, similar to those used for other products of NIBRI or its Affiliates that are of similar commercial potential, for the
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continuing development and the commercialization of the Development Candidate, and any derivative thereof, in the Cardiac Field, including, without limitation, the development and/or optimization and/or further characterization of Active Compounds, initiation and conduct of clinical trials, submission of regulatory filings and commercial launch of Drug Products in the Cardiac Field.
     (c) Except as otherwise provided herein, NIBRI will have sole responsibility for, and bear the cost of conducting, the Development Program with respect to each Development Candidate and/or seeking Regulatory Approval of any Drug Product.
     2.3. Joint Inventions and Joint Patents. All inventions conceived of and reduced to practice during the term of, or as a result of, this Agreement, jointly by employees or agents of Myogen or its Affiliates, on one hand, and employees or agents of NIBRI or its Affiliates, on the other hand (“Joint Inventions”) and all Patent applications and Patents claiming Joint Inventions, shall be owned jointly by Myogen and NIBRI, and such Patent applications and Patents shall be included within the Joint Patents. The rights of each party with respect to the Joint Technology shall be determined in accordance with United States patent law as it applies to issues of joint ownership of intellectual property as of the Effective Date of the Collaboration Agreement.
     2.4. Inventions Necessary to the License. If Myogen conceives and reduces to practice during the term of this Agreement any new Technology relating to a Development Candidate or Drug Product and covered by a Myogen Patent, or acquires or Controls (either on the Effective Date or at any time during the term of this Agreement) any Patent on a Technology, and such Technology is necessary to NIBRI’s exercise of its licensed rights in the Cardiac Field, then the definition of Myogen Patent will be deemed to include such Patents that are included within the licenses granted to NIBRI under this Agreement.
     2.5. Diagnostic and Prognostic Products. In the event that NIBRI desires to develop and commercialize any diagnostic or prognostic products based upon any Development Candidate, the parties agree to negotiate in good faith the terms under which NIBRI would be granted rights to develop and commercialize such products.
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ARTICLE III
Development and Commercialization
     3.1. Development and Commercialization Rights. Subject to any co-funding/co-promotion rights granted to Myogen pursuant to Section 3.5 hereof, NIBRI, its Affiliates and/or sublicensees, if any, shall have sole rights, even as to Myogen, in the Licensed Field to develop and manufacture on a commercial scale the Development Candidate, and any derivative thereof, the related Drug Product, and the active ingredient in such Drug Product in the Territory, and to commercialize, manufacture, promote, sell, book sales, and distribute each Drug Product and/or the active ingredient in such Drug Product in each country in the Territory. (The foregoing right to manufacture is subject to any applicable United States statutory requirement that technology the development of which was funded in part by the United States government must be manufactured domestically, unless the United States government shall waive such requirement.) NIBRI and its Affiliates, in their sole discretion, shall select, file, and own all rights to any and all trademarks and trade dress relating to the Drug Product.
     3.2. Information Transfer. Myogen shall deliver (to the extent not previously delivered to NIBRI pursuant to the Collaboration Agreement) as promptly as practicable to NIBRI all information in Myogen’s possession or under its control (including summaries of raw data from clinical studies conducted by Myogen of each Active Compound and related Myogen Target comprising the Development Candidate), all scientific reports, and all processes and procedures that are necessary or useful for further development, manufacture and commercial exploitation and distribution of the Development Candidate in the Territory. Such information shall include a summary of all material written communications (copies of which Myogen will provide to NIBRI at NIBRI’s request) between Myogen or (to the extent available to Myogen) its other licensees and the Food and Drug Administration (or any other similar regulatory authority) concerning the Development Candidate. This information shall also include copies of all Patents, copyrights, copyright registrations and applications therefor and all other manifestations of the intellectual property embodied in the Development Candidate, whether in human or machine readable form. Information provided by Myogen will be subject to the provisions of Article VI hereof.
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     3.3. Regulatory Approvals. NIBRI and/or its Affiliates will be responsible for all required Regulatory Approvals in the Territory. All filings will be made by NIBRI and/or its Affiliates. All Regulatory Approvals will be held in the name of NIBRI and/or its Affiliates. NIBRI and its Affiliates shall have the right to cross-reference information and regulatory filings relating to the Development Candidate arising out of development work which previously has been conducted by Myogen and its Affiliates and licensees, for the purpose of regulatory filings hereunder.
     3.4. Due Diligence. Upon exercise of its Option with respect to a Development Candidate, NIBRI and its Affiliates shall commence a Development Program in the Cardiac Field with respect to such Development Candidate and shall use commercially reasonable efforts (as defined in Section 2.2(b)) to effect introduction of the Drug Product relating to such Development Candidate into one or more commercial markets in the Territory for one or more indications within the Cardiac Field. In the normal course of development, any Development Candidate may be dropped from development for valid scientific or medical reasons provided to Myogen by NIBRI in writing and may be replaced (at the sole discretion of NIBRI and/or its Affiliates) with another Development Candidate having a therapeutic action on the same Myogen Target, and such occurrence shall not constitute a failure of due diligence.
     3.5. Co-Funding and Co-Promotion Option.
       (a) With respect to any Development Candidate, and any derivative thereof, that is a Collaboration HDAC Inhibitor Compound, upon the completion of Phase II Clinical Trials with positive results leading to NIBRI’s reasonable expectation that it will conduct Phase III Clinical Trials and generation of relevant reports, NIBRI will provide Myogen with a report containing all relevant pre-clinical data and all relevant clinical data from the Phase I Clinical Trials, the Phase II Clinical Trials and a preliminary estimate of anticipated Co-Promotion Expenses (including sales force details) (the “Co-Promotion Notice”). In the event that Myogen wishes to co-fund and co-promote such Development Candidate in the Cardiac Field in either the United States, or the United States and the European Countries, Myogen shall give NIBRI written notice of the same no later than [..**..] after its receipt of the Co-Promotion Notice (the “Co-Promotion Response”). The Co-Promotion Response will specify the level of financial commitment
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that Myogen will assume with respect to the co-funding of such Development Candidate and the co-promotion of such Development Candidate in the United States in the Cardiac Field (the “Co-Promotion Share”); provided, that Myogen shall be required to commit to fund no less than [..**..] and no greater than [..**..] of the Development Costs and Co-Promotion Expenses of such Development Candidate that are attributable to the development of the Development Candidate in the Cardiac Field in the United States and, if applicable, the European Countries.
     (b) Along with the Co-Promotion Response, Myogen will provide NIBRI with certification to NIBRI’s reasonable satisfaction that it has the financial resources to co-fund the Development Costs and a detailed plan under which Myogen will have the financial resources to undertake co-promotion of the Drug Products, including the requisite sales force and sales force infrastructure required to provide its share of the promotional efforts. NIBRI may require documentary and other evidence that Myogen has, or will have at the appropriate time, the requisite resources (including personnel) and expertise to perform such co-promotion, including satisfying the same percentage level of Co-Promotion Expenses and promotional effort (including sales force details). Each Co-Promotion Response shall contain a commitment by Myogen that Myogen will be able to satisfy its portion of the projected levels of Co-Promotion Expenses and promotional effort, which may be satisfied initially or partially through use of a contract sales force; provided, however, that oversight of the contract sales force will be provided by Myogen sales management personnel. NIBRI may reject the Co-Promotion Response (and the corresponding co-promotion opportunity with Myogen) only if it has reasonable grounds based on such information that Myogen will not have such capability at the appropriate time.
     (c) NIBRI and Myogen shall enter into good faith negotiations and will use reasonable best efforts to conclude a co-funding/co-promotion definitive agreement (the “Definitive Agreement”). The Definitive Agreement will outline the overall framework for the co-promotion effort, including roles and responsibilities, total Co-Promotion Expenses required and Myogen’s co-promotion funding commitment in the United States and, if applicable, the European Countries that is at a percentage level identical to the Co-
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Promotion Share and the European Co-Promotion Share, respectively. The Definitive Agreement shall reflect, among other things, the following:
     (i) Given the expertise of NIBRI and its Affiliates in sales and marketing, NIBRI shall have sole authority to determine the required budget of the Development Program and the Co-Promotion Expenses and the total levels of promotional effort (including sales force details) for such Drug Product, with Myogen’s input taking into account Myogen’s expertise in the heart failure and cardiovascular market and its Co-Promotion Share.
     (ii) Myogen shall be required under the Definitive Agreement to share a portion of the Co-Promotion Expenses incurred by both NIBRI and Myogen, taken together, and to provide the portion of the promotional effort (including sales force details) in the Cardiac Field, equal to the Co-Promotion Share with respect to the United States, and the European Co-Promotion Share with respect to the European Countries.
     (iii) Myogen shall be entitled to receive a portion of the Gross Contribution derived from sales of the relevant Drug Product in the United States equal to the Co-Promotion Share, and in [..**..], equal to the [..**..] Co-Promotion Share, and NIBRI’s royalty obligations to Myogen under this Agreement shall cease with respect to United States and, if applicable, the European Countries.
     (iv) In consideration of the rights granted to Myogen under the Definitive Agreement, Myogen will be required to pay NIBRI: (A) the Development Costs expended by NIBRI as of the effective date of the Definitive Agreement that are attributable to the development of the Development Candidate in the Cardiac Field in the United States and, if applicable, the European Countries multiplied by the Co-Promotion Share (the “Expense Reimbursement”); plus (B) a risk premium equal to the Expense Reimbursement multiplied by [..**..]. These payments will be made in [..**..] installments on the effective date
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of the Definitive Agreement and on [..**..] the Definitive Agreement, regardless of the status of the Development Program.
     (v) If Myogen is unable to satisfy its co-funding and co-promotion obligations under the Definitive Agreement, or if Myogen elects to terminate its co-promotion rights during the term of the Definitive Agreement, then Myogen’s share of the Gross Contribution will be proportionately reduced taking into account Myogen’s contribution to the co-funding and, if applicable, the commercialization of the Drug Product, to be more fully specified in the Definitive Agreement.
     (vi) Additional terms and conditions customary in the industry for an agreement of this type.
     (d) In no event shall any portion of Myogen’s co-funding commitment be provided by a Third Party (not including any funding obtained by Myogen through loans or capital investment by Third Parties) without the consent of NIBRI.
     (e) Upon exercising its option to co-promote, Myogen will be allowed to appoint up to [..**..] on NIBRI’s (or its Affiliate’s) International Project Team for the Development Candidates or Drug Products that are under development by NIBRI hereunder and will have access to project summaries and other documents provided by NIBRI to other members of the International Project Team.
     3.6. NIBRI HDAC Inhibitor Compounds.
     (a) With respect to any Development Candidate that is a NIBRI HDAC Inhibitor Compound (and, therefore, not then subject to the co-promotion option described in Section 3.5), if, at the time such Development Candidate has completed Phase II Clinical Trials sufficient for proceeding into a Phase III Clinical Trial in the Cardiac Field, either: (i) the NIBRI HDAC Inhibitor Compound has not entered first dosing in a GLP toxicology study intended to support a Regulatory Filing for any indications outside the Cardiac Field; or (ii) NIBRI or its Affiliates have terminated all active clinical development and/or commercialization of such compound for any and all
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indications outside the Cardiac Field, then, at such time, such NIBRI HDAC Inhibitor Compound will be deemed a Collaboration HDAC Inhibitor Compound that will thereafter be subject to all of the terms of this Agreement applicable to a Collaboration HDAC Inhibitor Compound, including the co-promotion option described in Section 3.5 and the increased milestone and royalty payments described in Article IV hereof. Notwithstanding the foregoing, any In-Licensed NIBRI HDAC Inhibitor Compound shall not be a Collaboration HDAC Inhibitor Compound.
     (b) With respect to any Development Candidate that is a NIBRI HDAC Inhibitor Compound other than a NIBRI HDAC Inhibitor Compound as described in subsection (a) above, if, within [..**..] after such Development Candidate has completed Phase II Clinical Trials sufficient for proceeding into a Phase III Clinical Trial in the Cardiac Field either: (i) NIBRI or its Affiliates have terminated all active clinical development and/or commercialization of such compound for any and all indications outside the Cardiac Field; or (ii) further clinical development and/or commercialization of such compound has not been funded by NIBRI or its Affiliates in the previous [..**..], then, at such time, such NIBRI HDAC Inhibitor Compound will be deemed a Collaboration HDAC Inhibitor Compound that will thereafter be subject to all of the terms of this Agreement applicable to a Collaboration HDAC Inhibitor Compound, including the co-promotion option described in Section 3.5 and the increased milestone and royalty payments described in Article IV hereof. Notwithstanding the foregoing, any In-Licensed NIBRI HDAC Inhibitor Compound shall not be a Collaboration HDAC Inhibitor Compound.
ARTICLE IV
Milestone and Royalty Payments
     4.1. Milestone Payments.
     (a) NIBRI shall make milestone payments in accordance with this Section 4.1 with respect to Active Compounds developed as Development Candidates hereunder. Except as explicitly set forth below, pre-clinical milestone payments shall be payable on
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only one Active Compound per Myogen Target, and clinical milestones shall be payable only once on a particular Active Compound, even though that Active Compound may be subsequently developed for indications other than those for which Regulatory Approval was initially sought. In the event that an Active Compound fails in development, any milestone payments previously paid with respect to such Active Compound shall be fully creditable toward the same milestone due with respect to another Active Compound that acts on the same Myogen Target. NIBRI may deduct from any milestone payments otherwise due to Myogen under this Article IV the amount of any withholding and similar taxes required under applicable law to be withheld from such payments and paid to applicable tax authorities.
     (b) The following milestone payments shall be payable within [..**..] of the relevant developmental event corresponding to milestones achieved in a Development Program for the Cardiac Field:
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Future
		Prior Clinical	NIBRI	Collaboration
		NIBRI HDAC	HDAC	HDAC
	DEVELOPMENTAL	Inhibitor	Inhibitor	Inhibitor
	MILESTONE:	Compounds	Compounds	Compounds
Pre-Clinical Milestones:
•	Validation of high-throughput assays*	[..**..]	[..**..]	[..**..]
•	In vitro validation of lead compound*	[..**..]	[..**..]	[..**..]
•	In Vivo Validation of lead compound or use of the lead compound as a starting point for medicinal chemistry and/or SAR exploration*	[..**..]	[..**..]	[..**..]
•	Additional payment at the earlier of In Vivo Validation or second (2nd) anniversary of the First Amendment Date**	[..**..]	[..**..]	[..**..]
•	Completion of Tox/ADME screening and preclinical candidate determination*	[..**..]	[..**..]	[..**..]

Clinical Milestones:
•	IND filing	[..**..]	[..**..]	[..**..]
•	Initiation of Phase II clinical evaluation	[..**..]	[..**..]	[..**..]
•	Initiation of Phase III clinical studies	[..**..]	[..**..]	[..**..]
•	Regulatory filing in the U.S.	[..**..]	[..**..]	[..**..]
•	First regulatory filing in the E.U.	[..**..]	[..**..]	[..**..]
•	Regulatory Approval in the U.S.	[..**..]	[..**..]	[..**..]
•	First Regulatory Approval in the E.U.	[..**..]	[..**..]	[..**..]

* Criteria for determining the achievement of any Milestone will be established by the JSC.

** For the avoidance of doubt, this milestone is payable only once.
     (c) For purposes of determining the milestone payments applicable to a NIBRI HDAC Inhibitor Compound in the above table: (i) a “Prior Clinical NIBRI HDAC Inhibitor Compound” means a NIBRI HDAC Inhibitor Compound for which NIBRI or its Affiliates have submitted an IND with the FDA and initiated a Phase I Clinical Trial prior to the First Amendment Date; and (ii) a “Future NIBRI HDAC Inhibitor Compound” means any NIBRI HDAC Inhibitor Compound other than a Prior Clinical NIBRI HDAC Inhibitor Compound. For the avoidance of doubt, any HDAC Inhibitor Compound, the rights to which are licensed or otherwise acquired from a Third Party by NIBRI or its Affiliates, shall be considered to be a Prior Clinical NIBRI HDAC Inhibitor Compound if such Third Party (or NIBRI or its Affiliates) has submitted an IND
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with the FDA and initiated a Phase I Clinical Trial covering such HDAC Inhibitor Compound prior to the date of such license or acquisition.
     (d) If a Development Candidate that was once a NIBRI HDAC Inhibitor Compound is subsequently deemed to be Collaboration HDAC Inhibitor Compound pursuant to Section 3.6 hereof, NIBRI will pay to Myogen the difference between (i) all milestone payments that have been made (or are then owing) pursuant to Section 4.1(b) prior to such event and (ii) the milestones payments that would have been due for such milestones if the Development Candidate had then been deemed a Collaboration HDAC Inhibitor Compound (the “Increased Milestone Payments”). At Myogen’s option, the Increased Milestone Payments may be credited against Myogen’s share of the Development Costs for such Collaboration HDAC Inhibitor Compound that would be owed by Myogen if Myogen exercises its co-promotion option for such compound. Otherwise, the Increased Milestone Payments shall be payable within [..**..] after the reclassification of the Development Candidate as a Collaboration HDAC Inhibitor Compound pursuant to Section 3.6 hereof.
     For the avoidance of doubt, no milestone payments on Prior Clinical NIBRI HDAC Inhibitors and / or Future NIBRI HDAC Inhibitors shall be owed by NIBRI to Myogen for any indications outside of the Cardiac Field.
     4.2. Royalty Payments During the Patent Period.
     (a) Collaboration HDAC Inhibitor Compounds. During the Patent Period (as defined in Section 8.1 hereof), NIBRI shall make the following royalty payments to Myogen on total annual Net Sales to unaffiliated Third Parties of each Drug Product incorporating an Active Compound that is developed as a Development Candidate deemed to be a Collaboration HDAC Inhibitor Compound hereunder: (i) [..**..] of Net Sales for all indications in the Cardiac Field, plus compensation for Third Party royalties owed by Myogen to the University of Texas Southwestern Medical Center, the University of North Texas Health Sciences Center and University Licensing and Equity Holdings, Inc. of up to [..**..] of such Net Sales in the aggregate, only to the extent that such royalty obligations are incurred in connection with such Development Candidate;
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and (ii) [..**..] of Net Sales for all indications outside the Cardiac Field, for which Myogen will be responsible for all Third Party royalties owed on such Net Sales, if any.
     (b) NIBRI HDAC Inhibitor Compounds. During the Patent Period (as defined in Section 8.1 hereof), NIBRI shall make the following royalty payments to Myogen on total annual Net Sales to unaffiliated Third Parties of each Drug Product incorporating an Active Compound that is developed as a Development Candidate deemed to be a NIBRI Inhibitor Compound hereunder: (i) [..**..] of Net Sales of any Prior Clinical NIBRI HDAC Inhibitor Compounds (as defined in Section 4.1(c) hereof) for all indications in the Cardiac Field; or (ii) [..**..] of Net Sales of any Future NIBRI HDAC Inhibitor Compounds (as defined in Section 4.1(c) hereof) for all indications in the Cardiac Field. For the avoidance of doubt, no royalty payments shall be owed by NIBRI to Myogen for any indications outside of the Cardiac Field. Myogen will be responsible for all Third Party royalties owed on any Net Sales under this Section 4.2(b), if any. For the avoidance of doubt, any HDAC Inhibitor Compound, the rights to which are licensed or otherwise acquired from a Third Party by NIBRI or its Affiliates, shall be considered to be a Prior Clinical NIBRI HDAC Inhibitor Compound if such Third Party (or NIBRI or its Affiliates) has submitted an IND with the FDA and initiated a Phase I Clinical Trial covering such HDAC Inhibitor Compound prior to the date of such license or acquisition.
       4.3. Royalty Payments During a Know-How Period. During a Know-How Period (as defined in Section 8.1 hereof), and in consideration for NIBRI’s license of the Myogen Know-How related to the Development Candidate, NIBRI shall pay a [..**..] royalty to Myogen on total annual Net Sales to unaffiliated Third Parties of each Drug Product incorporating a Collaboration HDAC Inhibitor Compound that is developed as a Development Candidate hereunder; provided, however, that no period during which a Licensed Patent covers such Collaboration HDAC Inhibitor Compound shall be deemed to be a Know-How Period, in which case no royalty pursuant to this Section 4.3 shall be due to Myogen at any time. Subsequent to the Expiration Date, the license of such Myogen Know-How shall be considered to be perpetual and fully paid.
       4.4. Responsibility for Myogen’s Third Party Royalty Obligations. Myogen shall have sole responsibility for payment of all its Third Party royalty obligations.
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       4.5. Reduced Royalty Obligations. The obligation of NIBRI to pay royalties to Myogen under this Agreement shall be reduced upon the occurrence of the following events:
     (a) In the event of Myogen’s material breach of this Agreement, which shall remain uncured one hundred eighty (180) days after written notice by NIBRI to Myogen of the same, NIBRI may, at its election, pay [..**..] of the royalties thereafter owed to Myogen under this Article IV into a third party escrow account to be held pending resolution of the dispute between NIBRI and Myogen by a court of competent jurisdiction. NIBRI may satisfy any final, non-appealable judgment awarded by such court from the then-current balance of the escrow account, and any excess of some or all of the escrow account will be promptly refunded to Myogen; provided that this Section 4.5(a) will not limit any compensatory or punitive damages that are recoverable at law or equity by NIBRI for Myogen’s breach hereof.
     (b) In the event that no Live Claim exists in a particular country covering the Development Candidate NIBRI’s royalty payment obligations under this Agreement in such jurisdiction shall be reduced to [..**..] should a Third Party generic compound enter the market in such particular jurisdiction with respect to a such Development Candidate.
     (c) All Third Party royalties and license fees owed by Myogen to any Myogen licensors under agreements with such Third Party or Third Parties with respect to a Development Candidate licensed hereunder shall be Myogen’s responsibility, subject to the provisions of Section 9.3(b) hereof. In the event that NIBRI or an Affiliate thereof is required to pay Third Party royalties or license fees in order to practice the Licensed Patents for applications in the Cardiac Field, NIBRI’s obligation to pay royalties to Myogen shall be reduced by [..**..] of the amounts actually paid by NIBRI or its Affiliate to such Third Party; provided, however, that NIBRI’s payment obligation shall in any case not be reduced more than [..**..] of what otherwise would be owed to Myogen hereunder.
       4.6. Certain Understandings Regarding Royalty Payments. The parties expressly agree that the royalties and milestones hereunder are in consideration of the use of Myogen Technology to identify, synthesize, select or find useful the Development Candidate as having a
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desired therapeutic effect on any Myogen Target. Therefore, notwithstanding any earlier expiration of the Licensed Patents, the term of payment of royalties hereunder is required to compensate Myogen from revenues NIBRI or its Affiliates may in the future derive from such use of the Myogen Technology and for the convenience of accounting.
ARTICLE V
Reporting Obligations
     5.1. Development Reports. NIBRI shall prepare and submit to Myogen, on a quarterly basis, reports which set forth in reasonable detail the progress of the Development Program with respect to Development Candidates and the results of work performed thereunder during the preceding quarter.
     5.2. Sales Reports and Records. During the term of this Agreement, but only after the First Commercial Sale of a Drug Product, NIBRI shall deliver to Myogen within forty-five (45) days after the end of each calendar quarter a written report showing actual Net Sales of Drug Products by NIBRI, its Affiliates and sublicensees in each country in the Territory during such calendar quarter. All Net Sales shall be stated in United States dollars, and shall convert the amounts into United States dollars from the currency in which such amounts are received by NIBRI using NIBRI’s then-current standard exchange rate methodology applied in its external reporting for the translation of foreign currency sales into United States dollars. NIBRI will keep complete, true and accurate books of account and records for the purpose of showing the derivation of Net Sales and all amounts payable to Myogen under this Agreement. Such books and records will be kept by NIBRI or an Affiliate of NIBRI for at least three (3) years following the end of the calendar quarter to which they pertain. Such books and records, or copies thereof, will be made available at NIBRI’s principal place of business, upon request of Myogen, for inspection and copying by an independent auditor appointed by Myogen for the purpose of verifying NIBRI’s sales reports or NIBRI’s compliance in other respects with this Agreement. Such inspections shall be at the expense of Myogen, unless a variation or error exceeding five percent (5%) of the amount reported is discovered in the course of any such inspection, whereupon the costs relating thereto shall be for the account of NIBRI.
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ARTICLE VI
Confidentiality
      6.1. Undertaking. During the term of this Agreement, each party (a “Receiving Party”) shall keep confidential, and other than as provided herein shall not use or disclose, directly or indirectly, any trade secrets, confidential or proprietary information, or any other knowledge, information, documents or materials, owned, developed or possessed by the other party (the “Proprietary Party”), whether in tangible or intangible form, the confidentiality of which such other party takes reasonable measures to protect, including but not limited to Collaboration Technology.
     (a) Each Receiving Party shall take any and all lawful measures to prevent the unauthorized use and disclosure of such information, and to prevent unauthorized persons or entities from obtaining or using such information.
     (b) Each Receiving Party further agrees to refrain from directly or indirectly taking any action that would constitute or facilitate the unauthorized use or disclosure of such information. Each Receiving Party may disclose such information to its Affiliates and to its or their respective officers, employees and agents, to authorized licensees and sublicensees, and to subcontractors in connection with the development or manufacture of Development Candidate or Drug Products, to the extent necessary to enable such parties to perform their obligations hereunder or under the applicable license, sublicense or subcontract, as the case may be; provided, that such officers, employees, agents, licensees, sublicensees and subcontractors have entered into appropriate confidentiality agreements for secrecy and non-use of such information which by their terms shall be enforceable by injunctive relief at the instance of the Proprietary Party.
     (c) Each Receiving Party shall be liable for any unauthorized use and disclosure of such information by its Affiliates or its or their respective officers, employees and agents and any such sublicensees and subcontractors.
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      6.2. Exceptions. Notwithstanding the foregoing, the provisions of Section 6.1 hereof shall not apply to knowledge, information, documents or materials which the Receiving Party can conclusively establish:
     (a) have entered the public domain without the Receiving Party’s breach of any obligation owed to the Proprietary Party;
     (b) have become known to the Receiving Party from a source other than the Proprietary Party, other than by breach of an obligation of confidentiality owed to the Proprietary Party;
     (c) are independently developed by the Receiving Party without breach of this Agreement, without reference to or reliance upon knowledge, information, or materials of the Proprietary Party as established by written records; or
      6.3. In addition, a Receiving Party may, notwithstanding the obligations of Section 5.1, disclose knowledge, information, documents or materials that the Receiving Party can conclusively establish:
     (a) are permitted to be disclosed by the prior written consent of the Proprietary Party;
     (b) are required to be disclosed by the Receiving Party to comply with applicable laws or regulations, to defend or prosecute litigation or to comply with governmental regulations, provided that the Receiving Party provides prior written notice of such disclosure to the Proprietary Party and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure.
      6.4. Publicity. The timing and content of any press releases or other public communications relating to this Agreement and the transactions contemplated herein will, except as otherwise required by law, be determined jointly by Myogen and NIBRI.
      6.5. Survival. The provisions of this Article VI shall survive the termination of this Agreement.
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ARTICLE VII
Patents
     7.1. Preparation. NIBRI shall take responsibility and pay for the preparation, filing, prosecution and maintenance of: (a) any and all Patents in the Territory included in NIBRI Patents, including without limitation any such patents and patent applications claiming NIBRI Compounds or NIBRI Improvements under the Collaboration Agreement; (b) subsequent to the Commencement Date with respect to Development Candidate, any and all Patents covering a Development Candidate and any uses, formulations and formulation process inventions with respect thereto; and (c) all Joint Patents. Myogen and NIBRI shall each furnish to the other party copies of significant documents relevant to any such preparation, filing, prosecution or maintenance of Patents covered by subsections (b) and (c) above. Myogen and NIBRI shall cooperate fully in the preparation, filing, prosecution and maintenance of all Myogen Patents, NIBRI Patents, and Joint Patents, executing all papers and instruments so as to enable the responsible party to apply for, to prosecute and to maintain patent applications and patents in its name in any country in the Territory. The parties acknowledge the importance of maintaining the confidentiality of any inventions or other information relating to potential patent claims prior to the filing of patent applications with respect hereto. NIBRI shall provide Myogen prompt notice as to any decision to abandon a Myogen Patent or a Joint Patent in a Listed Country.
     7.2. Infringement. Each party shall notify the other promptly of any possible infringements, imitations or unauthorized possession, knowledge or use of the intellectual property embodied in any of the Development Candidate and Myogen Know-How related to the manufacture or use of a Development Candidate or Drug Products by Third Parties in any country in the Territory, of which such party becomes aware. Each party shall promptly furnish the other party with full details of such infringements, imitations or unauthorized possession, knowledge or use, and shall assist in preventing any recurrence thereof. NIBRI or its Affiliates shall be initially responsible, at its expense, for bringing any action on account of any such infringements, imitations or possession, knowledge or use, and Myogen shall cooperate with NIBRI, as NIBRI may reasonably request, in connection with any such action. If, within sixty (60) days after receipt by NIBRI of a written request from Myogen that it bring such an action,
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NIBRI does not do so, Myogen shall have the right, at its expense and in its own name or in the name of NIBRI, to do so on behalf of NIBRI, and NIBRI shall cooperate with Myogen, as Myogen may reasonably request, in connection with such action, including becoming a party to such suit. Such suit may not be settled by either party without the other party’s written consent, which shall not be unreasonably withheld. Damages recovered in any actions referenced hereunder shall be apportioned in accordance with the royalty schedules contained in this Agreement, after reimbursement to each party of their respective expenses in prosecuting such actions as provided hereunder.
ARTICLE VIII
Term and Termination
     8.1. Term. The patent period with respect to any Development Candidate or Drug Product incorporating that Development Candidate (each a “Patent Period”) shall extend in each country of the Territory until the later of the last to expire of any Licensed Patents in that country covering the Development Candidate or Drug Product incorporating that Development Candidate, the use thereof and/or the Myogen Target on which the Active Compound for the Development Candidate acts, or in the case of the European Countries, on a country-by-country basis, the later of: (a) ten (10) years from the date of First Commercial Sale of the Drug Product in that country; or (b) the last to expire of any Licensed Patents in that country covering the Development Candidate or Drug Product. The know-how period with respect to any Development Candidate or Drug Product incorporating that Development Candidate shall extend after the First Commercial Sale in each country of the Territory for any period or periods not to exceed five (5) years in the aggregate during which no Live Claim exists covering the Development Candidate in such country (each a “Know-How Period”). Unless terminated earlier in accordance with the provisions herein, this Agreement will expire, on a country-by-country basis, upon the completion of the Patent Period and the Know-How Period (the “Expiration Date”).
     8.2. Material Breach by NIBRI. Upon any material breach of the provisions of this Agreement or of the Collaboration Agreement by NIBRI, which material breach remains
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uncured by NIBRI one hundred eighty (180) days after receipt of written notice of the same from Myogen, NIBRI’s exclusive rights within the Territory shall become non-exclusive, and upon Myogen’s written request, NIBRI shall thereupon render any reasonably necessary assistance to Myogen or its designee to exercise Myogen’s rights within the Territory. The foregoing remedy shall not be exclusive, and Myogen shall retain all other rights and remedies at law or equity for any such breach.
     8.3. Termination. Either Party may terminate this Agreement upon the bankruptcy or financial insolvency of the other Party. NIBRI may terminate this Agreement without cause at any time upon ninety (90) days written notice to Myogen.
     8.4. Effect of Termination. Termination of this Agreement for any reason, or expiration of this Agreement, will terminate all rights and obligations of each of the Parties, and all license rights granted to NIBRI and its Affiliates will terminate and revert exclusively to Myogen except as otherwise provided below, and except that such termination or expiration will not affect: (a) obligations, including the payment of any milestones or royalties, which have accrued as of the date of termination or expiration; and (b) rights and obligations under the following provisions of this Agreement, which shall survive termination or expiration of this Agreement: Article VI, Sections 9.1, 9.2, and 9.3. Following termination of this Agreement under Section 8.1 hereof with respect to a particular country, NIBRI shall have a fully paid license under the Myogen Technology to make, have made, use, sell, have sold and import for sale Drug Product in that country in the Territory; provided however that NIBRI’s obligation to pay royalties and milestone payments under Article IV shall continue after any termination of this Agreement for the time periods specified in Section 8.1. NIBRI covenants that, upon and after termination of this Agreement for any reason (other than expiration under Section 8.1), NIBRI and its Affiliates and sublicensees shall not practice any of the Myogen Technology for any purpose relating to any Development Compound (except as may otherwise expressly be permitted in a separate agreement still in force between the Parties).
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ARTICLE IX
Miscellaneous Provisions
      9.1. Governing Law, and Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the Commonwealth of Massachusetts. Both parties hereto agree to submit to personal jurisdiction in the Commonwealth of Massachusetts and to accept and agree to venue in that Commonwealth.
      9.2. No Warranty. Myogen makes no warranty of any kind whatsoever, either express or implied, to NIBRI, or any customer of NIBRI, as to the ability of NIBRI to understand and utilize the Myogen Technology. NIBRI makes no warranty of any kind whatsoever, either express or implied, to Myogen, or to any customer of Myogen, as to the ability of Myogen to understand and utilize the NIBRI Technology. NIBRI shall indemnify and shall hold Myogen harmless against and from any and all claims of Third Parties for damages due to personal injury arising out of the actions of NIBRI, its Affiliates, agents, employees, sublicensees or subcontractors, including but not limited to claims arising in connection with the development, manufacturing, assembly, or sale of Development Candidates and Drug Products by NIBRI. Myogen shall indemnify and hold NIBRI harmless against and from any and all claims of Third Parties for damages due to personal injury arising out of the actions of Myogen, its Affiliates, agents, employees, sublicensees or subcontractors pursuant to this Agreement, including but not limited to claims arising in connection with the Development Program in the Cardiac Field. During the term of this Agreement, the Parties shall keep each other promptly and fully informed and will promptly notify appropriate authorities in accordance with applicable law, after receipt of information with respect to any serious adverse event (as defined by the ICH Harmonized Tripartite Guideline on Clinical Safety Data Management), directly or indirectly attributable to the use or application of Development Candidate or Drug Product.
      9.3. Third Party Actions.
     (a) To Myogen’s knowledge, the exercise of the rights by NIBRI hereunder will not result in the infringement of valid patents of Third Parties in the Cardiac Field. Nevertheless, each party will promptly notify the other in the event any relevant Third Party patents come to its notice. Neither party gives a warranty to the other regarding the
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infringement of Third Party rights by the development, manufacture, use or sale of the Development Candidate or the practice of the Myogen Technology or the NIBRI Technology, and gives no indemnity against costs, damages, expenses or other losses arising out of proceedings brought against the other party or any other Person by any Third Party. In the event NIBRI is sued for infringement of any rights of any Third Party in the course of its development, manufacture, marketing and sale of Development Candidate in the Cardiac Field or its use of Myogen Technology in connection therewith, Myogen shall extend to NIBRI, at no charge, good faith assistance and support in defending such action, and may participate in the conduct of the suit at its own expense, but shall otherwise be under no obligation in respect thereof. Legal expenses and fees arising from such a legal action shall be paid by NIBRI.
     (b) In the event that the development of Development Candidate or the sale of a Drug Product for indications within the Cardiac Field in any country necessarily involves working within the scope of a Third Party’s patent, which would otherwise be infringed by the practice of a Myogen Patent in connection with such development or sale, then Myogen will use reasonable efforts to obtain required licenses under the Third Party’s patents, under terms reasonably acceptable to both Myogen and NIBRI, and the terms of Section 4.5(c) hereof shall apply; provided that neither Myogen nor NIBRI shall be required to accept any license which carries a financial obligation which is materially in excess of the range of financial obligations customarily associated with comparable non-exclusive licenses. If the terms of a required license under a Third Party patent do not meet the foregoing requirements and Myogen therefore elects not to assume any financial obligation, NIBRI may nonetheless elect to obtain the license, to continue sales of Drug Product in such country and to pay, itself, any amounts due under such license. If the required license is either unavailable or its terms are unacceptable both to Myogen and to NIBRI, then NIBRI may elect in its sole discretion to discontinue sales of the Drug Product in such country or at its sole expense to undertake the defense of a patent infringement action or the prosecution of a declaratory judgment action with respect to the Third Party patents.
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     9.4. Force Majeure. Neither party will be in breach hereof by reason of its delay in the performance of or failure to perform any of its obligations hereunder, if that delay or failure is caused by strikes, acts of God or the public enemy, riots, incendiaries, interference by civil or military authorities, compliance with governmental priorities for materials, or any fault beyond its control or without its fault or negligence.
     9.5. Waiver. Any waiver by either party of the breach of any term or condition of this Agreement will not be considered as a waiver of any subsequent breach of the same or any other term or condition hereof.
     9.6. Severability. Should one or more provision of this Agreement be or become invalid, then the parties hereto shall attempt in good faith to agree upon valid provisions in substitution for the invalid provisions, which in their economic effect come so close to the invalid provisions that it can be reasonably assumed that the parties would have accepted this Agreement with those new provisions. If the parties are unable to agree on such valid provisions, the invalidity of such one or more provisions of this Agreement shall nevertheless not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance for this Agreement that it may be reasonably presumed that the parties would not have entered into this Agreement without the invalid provisions.
     9.7. Government Acts. In the event that any act, regulation, directive, or law of a government within the Territory, including its departments, agencies or courts, should make impossible or prohibit, restrain, modify or limit any material act or obligation of NIBRI or Myogen under this Agreement, the party, if any, not so affected, shall have the right, at its option, to suspend or terminate this Agreement as to such country, if good faith negotiations between the parties to make such modifications herein as may be necessary to fairly address the impact thereof, after a reasonable period of time are not successful in producing mutually acceptable modifications to this Agreement.
     9.8. Government Approvals. NIBRI or its sublicensees will obtain any government approval required in the Territory to enable this Agreement to become effective, or to enable any payment hereunder to be made, or any other obligation hereunder to be observed or performed.
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NIBRI will keep Myogen informed of progress in obtaining any such government approval, and Myogen will cooperate with NIBRI in any such efforts.
     9.9. Export Controls. This Agreement is made subject to any restrictions concerning the export of Development Candidate or Myogen Technology from the United States that may be imposed upon or related to either party to this Agreement from time to time by the Government of the United States. Furthermore, NIBRI will not export, directly or indirectly, any Myogen Technology or any Development Candidate utilizing such Myogen Technology to any countries for which the United States Government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so (of which NIBRI will promptly inform Myogen) from the Department of Commerce or other agency of the United States Government when required by applicable statute or regulation.
     9.10. Assignment. NIBRI may assign this Agreement, without the consent of Myogen: (a) to any of its Affiliates; or (b) in connection with the transfer or sale of all or substantially all of its assets or business or in the event of its merger or consolidation with another company. Myogen may not assign or otherwise transfer this Agreement or any of its rights or obligations under this Agreement without the prior written consent of NIBRI, except, that Myogen may assign this Agreement to any Person in connection with a transaction which results in the sale, merger, consolidation, transfer, or other reorganization of Myogen in which substantially all of the assets of Myogen are transferred or in which the holders of Myogen’s capital stock immediately prior to the transaction hold less than a majority of the capital stock of the surviving entity after the transaction provided that should NIBRI demonstrate with reasonable certainty that the proposed assignee is a significant competitor of NIBRI or its Affiliates and Myogen’s proposed transaction would cause a material adverse effect on the commercial potential of the Drug Product, then NIBRI will provide to Myogen written notice of such determination within [..**..] specifying the reasons for such determination and, at NIBRI’s election, the option to co-fund and co-promote Drug Products as set forth in Section 3.5 shall be unavailable to Myogen and such assignee. Any purported assignment in contravention of this Section 9.10 shall, at the option of the nonassigning party, be null and void and of no effect. No assignment shall release either party from responsibility for the performance of any accrued obligation of such party
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hereunder. This Agreement shall be binding upon and enforceable against the successor to or any permitted assignees from either of the parties hereto.
     9.11. Counterparts. This Agreement may be executed in duplicate, each of which shall be deemed to be original and both of which shall constitute one and the same Agreement.
     9.12. No Agency. Nothing in this Agreement shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between Myogen and NIBRI Notwithstanding any of the provisions of this Agreement, neither party to this Agreement shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities in connection with or relating to the obligations of each party under this Agreement shall be made, paid, and undertaken exclusively by such party on its own behalf and not as an agent or representative of the other.
     9.13. Notice. All communications between the parties with respect to any of the provisions of this Agreement will be sent to the addresses set out below or to other addresses as may be designated by one party to the other by notice pursuant hereto, by prepaid certified mail (which shall be deemed received by the other party on the seventh business day following deposit in the mails), or by facsimile transmission or other electronic means of communication (which shall be deemed received when transmitted), with confirmation by first class letter, postage pre-paid, given by the close of business on or before the next following business day:
if to NIBRI, at:
Novartis Institutes for BioMedical Research, Inc.
400 Technology Square
Cambridge, Massachusetts 02139
Attention: Robert L. Thompson, Vice President and General Counsel
Fax: (617) 871-3354
if to Myogen, at:
Myogen, Inc.
7575 West 103rd Avenue
Westminster, Colorado 80021
Attention: J. William Freytag, President and Chief Executive Officer
Fax: (303) 410-6667
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with a copy to:
Myogen, Inc.
7575 W. 103rd Avenue
Westminster, Colorado 80021
Attention: Andrew D. Dickinson, Vice President and General Counsel
Fax: (303) 410-3350
     9.14. Headings. The paragraph headings are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.
     9.15. Authority. The undersigned represent that they are authorized to sign this Agreement on behalf of the parties hereto. The parties each represent that no provision of this Agreement will violate any other agreement that a party may have with any other person or company. Each party has relied on that representation in entering into this Agreement.
     9.16. Entire Agreement. This Agreement contains the entire understanding of the parties relating to the matters referred to herein, and may only be amended by a written document, duly executed on behalf of the respective parties.
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MYOGEN, INC.

By:

Title:

Date of Signature:

NOVARTIS INSTITUTES FOR BIOMEDICAL
RESEARCH, INC.

By:

Title:

Date of Signature:

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Schedule 1.42
Listed Countries

United States
Europe
Japan

Schedule 1.46
Myogen Patents

Schedule 1.46 Myogen Patents
PATENTS	Filing Date	App. No.	Country	Pat. No.	Issue Date	Subject Matter
MYOG:004-USD1	4/25/2000	09/558,472	U.S.			Alpha Myosin Heavy Chain Gene Therapy
MYOG:004-USD2	10/1/2001	09/969,086	U.S.	7,049,066	5/23/2006	Alpha Myosin Heavy Chain Therapeutic/Screening
MYOG:004-USD3	2/25/2005	11/067,502	U.S.			Alpha Myosin Heavy Chain Treatment
MYOG:004-WO	1/30/1998	PCT/US98/01983	PCT			Alpha Myosin Heavy Chain
MYOG:004-CA	7/29/1999	2,278,465	Canada			Alpha Myosin Heavy Chain
MYOG:004-EP	7/30/1999	98906089.2	Europe			Alpha Myosin Heavy Chain
MYOG:004-JP	7/30/1999	10-533182	Japan			Alpha Myosin Heavy Chain
MYOG:005-US	4/1/1998	09/053,293	U.S.	6,218,597	4/17/2001	Transgenic mice w/cardiac specific promoters
MYOG:006-US	9/26/1997	08/938,105	U.S.	6,353,151	3/5/2002	Transgeneic alpha myosin
MYOG:006-EP	5/24/1999	97943597.1	Europe			Alpha Myosin Transgenes
MYOG:007-US	5/26/1998	09/047,755	U.S.	6,203,776	3/20/2001	Methods for identifying adrenergic receptors
MYOG:013-US	6/19/1998	09/100,497	U.S.	5,998,458	12/7/1999	Positive inotrope + beta adrenergic receptor antagonist
MYOG:013-WO	6/24/1998	PCT/US98/13442	PCT			Positive inotrope + beta adrenergic receptor antagonist
MYOG:013-AU	1/6/2000	81740/98	Australia	731,656	7/19/2001	Positive inotrope + beta adrenergic receptor antagonist
MYOG:013-CA	12/23/1999	2,295,094	Canada			Positive inotrope + beta adrenergic receptor antagonist
MYOG:013-EP	1/25/2000	198,931,687	Europe			Positive inotrope + beta adrenergic receptor antagonist
MYOG:013-JP	12/27/1999	11-505056	Japan			Positive inotrope + beta adrenergic receptor antagonist
MYOG:020-US	10/15/1998	09/173,798	U.S.	6,201,165	3/13/2001	CamKIIa, CaMKIV,p38,MKK6,anf,bnp,beta myosin transgenes
MYOG:020-WO	10/16/1998	PCT/US98/21988	PCT			CamKIIa, CaMKIV,p38,MKK6,anf,bnp,beta myosin transgenes
MYOG:020-AU	4/16/2000	10992/99	Australia	755428	8/16/2002	CamKIIa, CaMKIV,p38,MKK6,anf,bnp,beta myosin transgenes
MYOG:020-CA	4/16/2000	2,315,244	Canada			CamKIIa, CaMKIV,p38,MKK6,anf,bnp,beta myosin transgenes
MYOG:020-EP	4/16/2000	98953672.7	Europe			CamKIIa, CaMKIV,p38,MKK6,anf,bnp,beta myosin transgenes
MYOG:020-JP	4/16/2000	2000-516026	Japan			CamKIIa, CaMKIV,p38,MKK6,anf,bnp,beta myosin transgenes
MYOG:020-MX	4/14/2000	0003678	Mexico			CamKIIa, CaMKIV,p38,MKK6,anf,bnp,beta myosin transgenes
MYOG:023-US	10/15/1998	09/173,795	U.S.	6,673,768	1/6/2004	Calcineurin Therapies
MYOG:024-US	11/10/1999	09/438,075	U.S.	6,372,957	4/16/2002	MEF2 methods of treatment
MYOG:024-USC1	1/9/2002	10/043,658	U.S.			MEF2 screening methods
MYOG:024-WO	11/10/1999	PCT/US99/26725	PCT			MEF2
MYOG:024-CA	5/7/2001	2,350,086	Canada			MEF2
MYOG:024-EP	5/21/2001	99971848.9	Europe			MEF2
MYOG:024-JP	5/10/2001	2000-581187	Japan			MEF2
MYOG:025-US	10/15/1998	09/173,799	U.S.	6,657,104	12/2/2003	Calcineurin transgenics
MYOG:026-US	8/20/2000	09/643,206	U.S.	6,632,628	8/20/2000	HDAC screening and treatment
MYOG:026-USD1	8/20/2003	10/637,403	U.S.			HDAC transgenics
MYOG:026-WO	8/20/2000	PCT/US00/22958	PCT			Class II HDACs
MYOG:026-CA	2/14/2002	2,382,045	Canada			Class II HDACs
MYOG:026-EP	3/13/2002	00955805.7	Europe			Class II HDACs
MYOG:026-JP	2/19/2002	2001-518892	Japan			Class II HDACs
MYOG:028-US	7/18/2001	09/908,988	U.S.	6,740,751	5/25/2004	Muscle Ring Finger Proteins (MURFS) Screening and Treatment
MYOG:028-USD1	2/10/2004	10/775,627	U.S.	7,005,512	2/28/2006	Muscle Ring Finger Proteins (MURFS) Screening and Treatment
MYOG:028-USD2	2/10/2004	10/775,649	U.S.	issue fee	paid	Muscle Ring Finger Proteins (MURFS)
MYOG:029-US	4/16/1998	09/061,417	U.S.			NF-AT3 inhibitors
MYOG:029-WO	10/16/1998	PCT/US98/21845	PCT			NF-AT3 inhibitors
MYOG:029-AU	10/15/1998	98058/98	Australia	748334	9/12/2002	NF-AT3 inhibitors
MYOG:029-CA	4/10/2000	2,306,448	Canada			NF-AT3 inhibitors
MYOG:029-EP	5/16/2000	9895233.7	Europe			NF-AT3 inhibitors
MYOG:029-JP	4/17/2000	2000-516024	Japan			NF-AT3 inhibitors
MYOG:034-US	9/26/2002	10/256,221	U.S.	6,707,686	3/16/2004	HDAC Inhibitors
MYOG:034-USC1	3/16/2004	10/801,985	U.S.	6,946,441	9/20/2005	Inhibiting HDACs

Schedule 1.46 Myogen Patents
PATENTS	Filing Date	App. No.	Country	Pat. No.	Issue Date	Subject Matter
MYOG:034-USC2	7/26/2005	11/190,074	U.S.			Inhibiting HDACs
MYOG:034-USC3	8/30/2005	11/215,844	U.S.			Inhibiting HDACs
MYOG:034-EP	9/27/2001	02/021678.8	Europe	1,297,851	1/26/2005	Inhibiting HDACs
MYOG:034-EPD1	1/25/2005	5001443	Europe			Inhibiting HDACs
MYOG:034-JP	9/27/2001	2002-284313	Japan			Inhibiting HDACs
MYOG:035-US	1/21/2003	10/348,598	U.S.			Hypertrophic Cell Line
MYOG:036-US	2/13/2001	09/782,953	U.S.			MCIP's screening, treatment, transgenics, antibodies
MYOG:036-WO	2/13/2001	PCT/US01/21662	PCT			MCIP's screening, treatment, transgenics, antibodies
MYOG:036-CA	1/24/2003	2,415,967	Canada			MCIP's screening, treatment, transgenics, antibodies
MYOG:036-EP	2/5/2003	1952568.2	Europe			MCIP's screening, treatment, transgenics, antibodies
MYOG:036-JP	12/26/2002	2002-509354	Japan			MCIP's screening, treatment, transgenics, antibodies
MYOG:037-US	8/20/2003	10/644,659	U.S.			STARS screening, treatment, transgenics, antibodies
MYOG:044-US	5/21/2003	10/848,820	U.S.			PKD (HDAC Kinase I)
MYOG:044-WO	5/21/2003	PCT/US04/015715	PCT			PKD (HDAC Kinase I)
MYOG:044-AU	5/21/2003	2004249114	Australia			PKD (HDAC Kinase I)
MYOG:044-BR	5/21/2003		Brazil			PKD (HDAC Kinase I)
MYOG:044-CA	5/21/2003		Canada			PKD (HDAC Kinase I)
MYOG:044-CN	5/21/2003		China			PKD (HDAC Kinase I)
MYOG:044-EP	5/21/2003		Europe			PKD (HDAC Kinase I)
MYOG:044-IN	5/21/2003		India			PKD (HDAC Kinase I)
MYOG:044-JP	5/21/2003		Japan			PKD (HDAC Kinase I)
MYOG:044-MX	5/21/2003		Mexico			PKD (HDAC Kinase I)
MYOG:045-US	11/3/2004	10/980,612	U.S.			Alpha myocin modulating compound 'R' enatiomer
MYOG:045-WO	11/3/2004	PCT/US04/036569	PCT			Alpha myocin modulating compound 'R' enatiomer
MYOG:046-US	11/3/2004	10/980,605	U.S.			Alpha myocin modulating compound 'S' enatiomer
MYOG:046-US	11/3/2004	PCT/US04/036568	PCT			Alpha myocin modulating compound 'S' enatiomer
MYOG:047-US	11/13/2004	10/988,192	U.S.			TRP Channel
MYOG:047-WO	11/13/2004	PCT/US04/037858	PCT			TRP Channel
MYOG:048-US	12/23/2004	11/018,426	U.S.			5-HT2 receptors
MYOG:048-WO	12/23/2004	PCT/US04/042922	PCT			5-HT2 receptors
MYOG:049-US	12/23/2004	11/018,383	U.S.			5-HT2 receptor binding compounds
MYOG:049-WO	12/23/2004	PCT/US04/042921	PCT			5-HT2 receptor binding compounds
MYOG:050-US	2/2/2005	11/049,630	U.S.			PRK (HDAC kinase II)
MYOG:050-WO	2/2/2005	PCT/US05/002808	PCT			PRK (HDAC kinase II)
MYOG:054-US	4/5/2005	11/099,417	U.S.			Nuclear export
MYOG:054-WO	4/5/2005	PCT/US05/011264	PCT			Nuclear export
MYOG:057-WO	9/19/2005	PCT/US05/033461	PCT			P38 MCIP
MYOG:058-US	8/15/2005	11/203,828	U.S.			Ku
MYOG:060-USP1	7/13/2005	60/699,189	U.S.			Proteasome inhibitors
MYOG:062-USP1	11/18/2005	60/737,952	U.S.			CAMKII/Calpain/HDACs
UTSD:803-US	5/30/2002	10/159,971	U.S.	6,924,415	8/2/2005	MEK5
USTD:803-USD1	4/21/2005	11/089,425	U.S.			MEK5
UTSD:803-CA	5/29/2002	2,384,907	Canada			MEK5
UTSD:803-JP	11/22/2001	2001-358595	Japan			MEK5
USTD:1771-USP1	5/3/2006	not yet assigned	U.S.			CAMTA